Exhibit 10.2

2016 MULTI-YEAR PERFORMANCE AWARD AGREEMENT

FOR PERFORMANCE STOCK UNITS

FOR EXECUTIVE OFFICERS

UNDER THE MSCI INC. 2016 OMNIBUS INCENTIVE PLAN

MSCI Inc. (“MSCI,” and together with its Subsidiaries, the “Company”) hereby grants to you Performance Stock Units (“PSUs”) as described below. The awards are being granted under the MSCI Inc. 2016 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Participant:	[Name]

Number of PSUs Granted:	[#] PSUs (the “Target PSUs”)

Grant Date:	[Date] (the “Grant Date”)

Vesting Schedule:	[●]

Performance Period:	[●]

This Award of PSUs is contingent on the Company’s shareholders approving the Plan at the Company’s 2016 annual general meeting of shareholders (the “2016 AGM”). In the event the Company’s shareholders do not approve the Plan at the 2016 AGM, then this Award of PSUs shall be void ab initio, and you shall cease to have any rights or obligations with respect to the PSUs granted hereunder.

Your PSUs may be subject to forfeiture or recoupment if you terminate employment with the Company or do not comply with the notice requirements, as set forth in the Plan and this Performance Stock Unit Award Agreement (including Exhibit A, Exhibit B and Exhibit C attached hereto, this “Award Agreement”). [As of the Grant Date, you are Full Career Retirement eligible (as defined in Exhibit A attached hereto), subject to the terms of this Award Agreement.]

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A, Exhibit B and Exhibit C attached hereto. You also agree that PSUs granted to you pursuant to this Award Agreement and any Shares issued in settlement or satisfaction thereof are subject to the MSCI Clawback Policy and any stock ownership guidelines of MSCI, as may be in effect from time to time. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website or your brokerage account. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI Inc.

Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS

OF THE 2016 PERFORMANCE AWARD AGREEMENT

Section 1. PSUs Generally. MSCI has awarded you PSUs as an incentive for you to continue to provide services to the Company and to align your interests with those of the Company. As such, you will earn your Adjusted PSUs (as defined below) only if you remain in continuous employment with the Company through the Vesting Date, or as otherwise set forth below. Each PSU corresponds to one share of MSCI common stock, par value $0.01 per share (each, a “Share”). Each PSU constitutes a contingent and unsecured promise by MSCI to deliver one Share on the conversion date for such PSU.

Section 2. Performance Adjustment, Vesting and Conversion Schedule and HSR Act.

(a) Performance Adjustment. The number of Target PSUs awarded under this Award Agreement shall be adjusted, within a range of [●]% to [●]% of the number of Target PSUs, after the end of the Performance Period based on the achievement of the [●] and, if applicable, [●] performance metrics (collectively, the “Performance Metrics”) set forth in Appendix 1 hereto. Following the end of the Initial Performance Period and, if applicable, the Extended Performance Period, management of MSCI shall provide its calculation of the Performance Metrics to the Committee. The Committee will review the extent of the achievement of the Performance Metrics and shall certify in writing such achievement.

Subject to Section 8, the number of PSUs that will be converted into Shares pursuant to Section 2(b), Section 4 or Section 5 (the “Adjusted PSUs”) will be determined based on the following formula on a date no later than [●] (such date, the “Adjustment Date”):

Target PSUs	×	Adjustment Percentage (as defined in Appendix 1)	=	Number of Adjusted PSUs

(b) Vesting and Conversion. The Target PSUs will vest (as to service) on [●] (the “Vesting Date”), subject to adjustment in accordance with Section 2(a); provided that, subject to Section 4 and Section 5, you continue to be employed by the Company on the Vesting Date; provided, further, that you have complied with all applicable provisions of the HSR Act. Vested Adjusted PSUs shall convert into Shares no earlier than [●], and no later than the Adjustment Date.

(c) HSR Act. If Adjusted PSUs would have vested pursuant to this Section 2 or Section 4, but did not vest solely because you were not in compliance with all applicable provisions of the HSR Act, subject to Section 409A, the vesting date for such Adjusted PSUs shall occur on the first date following the date on which you have complied with all applicable provisions of the HSR Act.

Section 3. Dividend Equivalent Payments.

Until your PSUs convert to Shares, if MSCI pays a dividend on Shares, you will be credited with a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unvested PSUs immediately prior to the record date (taking into account any adjustments pursuant to Section 2(a) and adjustments provided under the Plan). Assuming you hold PSUs on the record date, MSCI will credit the dividend equivalent payments when it pays the corresponding dividend on its Shares. Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Agreement with respect to, your PSUs (provided that, subject to Section 21, the dividend equivalents may be paid following the scheduled conversion date on the next regularly scheduled payroll date). No dividend equivalents will be paid to you with respect to any canceled or forfeited PSUs. MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit C.

Section 4. Termination of Employment. Upon termination of employment with the Company prior to the Vesting Date pursuant to this Section 4, the following special vesting and payment terms will apply to your unvested PSUs:

(a) Termination of Employment Due to Death or Disability. If your employment with the Company terminates due to death or Disability, in each case, prior to the Vesting Date, the Target PSUs will be pro-rated by multiplying (i) the number of Target PSUs by (ii) a fraction, (A) the numerator of which is the sum of (x) the number of months elapsed from the Grant Date until the date of such termination (rounded up to the next whole month) plus (y) 12 months (provided, that in no event shall the numerator exceed 36 months), and (B) the denominator of which is 36 months. The pro-rated Target PSUs will then be converted into Adjusted PSUs pursuant to Section 2(a), which Adjusted PSUs will vest and convert into Shares on the Adjustment Date (even though you are not employed by the Company on the Vesting Date). Upon a termination of employment due to death, the Adjusted PSUs shall be delivered in accordance with Section 11.

(b) Involuntary Termination of Employment by the Company. In the event of an involuntary termination of your employment by the Company without Cause: (i) on or prior to [●], one-third of your Target PSUs will vest and will convert into Shares on the Adjustment Date; (ii) after [●] but on or prior to [●], two-thirds of your Target PSUs will vest and will convert into Shares on the Adjustment Date; or (iii) after [●], all of your Target PSUs will vest and will convert into Shares on the Adjustment Date, in each case, subject to adjustment in accordance with Section 2(a) (even though you are not employed by the Company on the Vesting Date); provided that such vesting and conversion is subject to your execution and non-revocation of an agreement and release of claims satisfactory to the Company within 60 days following termination of your employment.

(c) Full Career Retirement. If your employment with the Company terminates due to Full Career Retirement: (i) prior to or on the Vesting Date, [●]% of your

Target PSUs will convert into Shares on the Adjustment Date, subject to adjustment in accordance with Section 2(a); provided, that, if on the Adjustment Date you are subject to a non-compete restriction (other than those set forth in Exhibit B to this Award Agreement) which has not yet expired, your PSUs will convert into Shares at any time, in the discretion of the Committee, during the period (x) commencing on the Adjustment Date and (y) ending on [●], or (ii) after the Vesting Date, but prior to the Adjustment Date, your Adjusted PSUs will convert into Shares on [●].

(d) Governmental Service Termination. If your employment with the Company terminates prior to the Adjustment Date in a Governmental Service Termination, to the extent permitted under Section 409A, your PSUs will be adjusted (within a range of [●]% to [●]%) based on the expected (or actual, as the case may be if such termination occurs after the expiration of the Performance Period) achievement of the Performance Metrics for the Performance Period, which will be determined by extrapolating from the Performance Metrics that have been achieved as of the end of the most recent completed fiscal quarter prior to the date your employment with the Company terminates, and such Adjusted PSUs will vest and convert into Shares within 60 days following the date of such termination. If your employment with the Company terminates after the Adjustment Date in a Governmental Service Termination under circumstances not involving a Cancellation Event, your Adjusted PSUs will vest and convert into Shares within 60 days following the date of such termination.

(e) Other Resignations from Employment. All other resignations from employment must comply with the Notice Requirements.

(i) If you resign from your employment with the Company under circumstances which are not in accordance with the provisions above in this Section 4, you will forfeit any PSUs that have not vested as of your last day of employment with the Company; and

(ii) If, prior to the Vesting Date, you give MSCI notice of your intention to resign from your employment with the Company as of a date following the Vesting Date, your PSUs will vest and settle in accordance with Section 2; provided, however, that if you do not subsequently comply with the Notice Requirements, the Committee may, in its discretion, require that the gross cash value of the PSUs delivered to you in accordance with this Section 4(e)(ii) be subject to recoupment or payback.

For the avoidance of doubt, (A) revocation of a notice of intention to resign may, in the Company’s sole discretion or if required to comply with Section 409A, be deemed to be noncompliant with the Notice Requirements and, in connection with such revocation, your PSUs may be forfeited and (B) if, after you have given notice of your intention to resign or retire, as applicable, from your employment with the Company, the Company involuntarily terminates your employment without Cause prior to the expiration of your notice period, your outstanding PSUs will be treated in accordance with Section 4(b) or 4(c), as applicable.

Notwithstanding anything to the contrary contained herein, the Adjusted PSUs shall only vest pursuant to this Section 4 provided that you have complied with all applicable provisions of the HSR Act.

Section 5. Change in Control.

(a) General. In the event of a Change in Control, the Committee, in its sole discretion, may provide for (i) the continuation or assumption of your outstanding PSUs under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent, in which case your PSUs will continue to be subject to the terms of this Award Agreement, or (ii) the lapse of restrictions relating to and the settlement of your outstanding PSUs immediately prior to such Change in Control in the event a buyer will not continue or assume the PSUs; provided, however, in each case, the Performance Metric targets relating to any outstanding Target PSUs (that are not Adjusted PSUs) will be deemed to have been achieved at [●]. Following a Change in Control in which your outstanding PSUs are continued or assumed pursuant to clause (i) above, such PSUs may be settled in cash, stock or a combination thereof.

(b) Qualifying Termination. In the event of a Qualifying Termination (as defined below), a number of your PSUs will vest and convert into Shares within 60 days following such Qualifying Termination, determined by multiplying your PSUs by a fraction, (i) the numerator of which is the sum of (A) the number of months elapsed from the Grant Date until the date of such Qualifying Termination (rounded up to the next whole month) plus (B) 12 months (provided, that in no event shall the numerator exceed 36 months), and (ii) the denominator of which is 36 months. If such 60-day period begins in one taxable year and ends in a subsequent taxable year, such vesting and conversion shall occur in the second taxable year. “Qualifying Termination” means a termination of employment by the Company without Cause or by you for Good Reason (which shall be deemed an involuntary termination of employment by the Company without Cause), in each case within 24 months following the effective date of the Change in Control in which the PSUs are continued or assumed.

Section 6. Restrictive Covenants. In consideration of the grant of PSUs under this Award Agreement, and in consideration for all other awards granted by the Company to you under the Plan, you agree to be bound by, and to comply with, the restrictive covenants set forth in Exhibit B to this Award Agreement (collectively, the “Restrictive Covenants”). In the event you violate any of the Restrictive Covenants (a) prior to or on the Adjustment Date, you will forfeit the PSUs (whether or not they are Adjusted PSUs) outstanding as of the date of such violation or (b) after the Adjustment Date, but prior to or on the expiry date of the Restrictive Covenants (as set forth in Exhibit B to this Award Agreement), you will promptly deliver to the Company all Shares acquired upon conversion of the Adjusted PSUs (or, to the extent you no longer hold such Shares, you will pay to the Company an amount on a gross basis equal to the Fair Market Value of any such Shares on the date the Shares were delivered to you). You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that you have not violated any of the Restrictive Covenants.

Section 7. Cancellation of Awards. Notwithstanding any other terms of this Award Agreement, your PSUs will be canceled prior to conversion in the event of any Cancellation Event. You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no Cancellation Event has occurred. If you fail to submit a timely certification or evidence, MSCI will cancel your award. Except as explicitly provided in Section 4, upon a termination of your employment by you or by the Company for any reason, any of your PSUs that have not vested pursuant to Section 2 as of the date of your termination of employment with the Company will be canceled and forfeited in full as of such date.

Section 8. Award Contingent on Shareholder Approval. Your Award of PSUs under this Award Agreement is expressly contingent on the shareholders of the Company approving the Plan at the 2016 AGM, and no payment shall be made hereunder unless and until the Company’s shareholders approve the Plan. Notwithstanding any other terms of this Award Agreement, if the shareholders of the Company do not approve the Plan at the 2016 AGM, then this Award Agreement and all of your PSUs granted hereunder shall be void ab initio, and you shall cease to have any rights or obligations with respect to this Award Agreement and the PSUs granted hereunder (including the right to any payments or benefits hereunder). The Company will submit to its shareholders at the 2016 AGM a proposal to approve the Plan; provided, however, that the Company makes no representations regarding whether such approval will be obtained.

Section 9. Tax and Other Withholding Obligations. Pursuant to Section 15(d) of the Plan and the rules and procedures that the Committee may establish from time to time, tax or other withholding obligations arising upon vesting and conversion (as applicable) of your PSUs may be satisfied, in the Committee’s sole discretion, by having MSCI withhold Shares, tendering Shares or by having MSCI withhold cash if MSCI provides for a cash withholding option, in each case in an amount necessary to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date your PSUs convert. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, the Committee may limit the amount of Shares that you may have withheld or that you may tender. You acknowledge that, if you are subject to Tax-Related Items (as defined below) in more than one jurisdiction, the Company (including any former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Section 10. Nontransferability. You may not sell, pledge, hypothecate, assign or otherwise transfer your PSUs, other than as provided in Section 11 or by will or the laws of descent and distribution or otherwise as provided for by the Committee.

Section 11. Designation of a Beneficiary. If you reside in the United States, you may make a written designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix 2 with your personal tax or estate planning representative. Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this award, MSCI may determine in its sole discretion to deliver the Shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Shares.

Section 12. Ownership and Possession. Except as set forth herein, you will not have any rights as a stockholder in the Shares corresponding to your PSUs prior to conversion of your PSUs.

Section 13. Securities Law Compliance Matters. MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 14. Compliance with Laws and Regulations. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 15. No Entitlements.

(a) No Right to Continued Employment. This PSU award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company.

(b) No Right to Future Awards. This award, and all other awards of PSUs and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(c) No Effect on Future Employment Compensation. MSCI has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

Section 16. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Section 17. Consents under Local Law. Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or to be obtained under, applicable local law.

Section 18. Award Modification and Section 409A.

(a) Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. MSCI may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your PSUs in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to ensure that your PSUs are not subject to tax prior to payment. MSCI will notify you of any amendment of your PSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b) Section 409A.

(i) You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. For the avoidance of doubt, the Company makes no representations that the payments provided under this Award Agreement comply with Section 409A, and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(ii) Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, no conversion specified hereunder shall occur unless permissible under Section 409A. If MSCI considers you to be one of its “specified employees” and you are a U.S. taxpayer, in each case, at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Specified Employee Period”). Any conversion of Adjusted PSUs into Shares that would have occurred during the Specified Employee Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (A) conversion of such Adjusted PSUs into Shares on the first business day following the Specified Employee Period or (B) a cash payment on the first business day following the Specified Employee Period equal to the value of such Adjusted PSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI; provided, that to the extent this Section 18(b)(ii) is applicable, in the event that after the date of your separation from service from the Company you (X) die or (Y) accept employment at a Governmental Employer and provide MSCI with satisfactory evidence demonstrating that as a result of such new employment the divestiture of your continued interest in MSCI equity awards or continued ownership of the Shares is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer, any conversion or payment delayed pursuant to this Section 18(b)(ii) shall occur or be made immediately. For the avoidance of doubt, any determination as to form of payment provided in this Section 18(b)(ii) will be in the sole discretion of MSCI.

(iii) For purposes of any provision of this Award Agreement providing for the payment of any amounts of nonqualified deferred compensation upon or following a termination of employment from the Company, references to your “termination of employment” (and corollary terms) shall be construed to refer to your “separation from service” from the Company.

(iv) MSCI reserves the right to modify the terms of this Award Agreement, including, without limitation, the payment provisions applicable to your PSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to your PSU award so that it does not become subject to Section 409A or become subject to a Specified Employee Period.

Section 19. Severability. In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void, and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 20. Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 21. Rule of Construction for Timing of Conversion. With respect to each provision of this Award Agreement that provides for your PSUs to convert to

Shares, or your dividend equivalents to be paid, on a specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in conversion or payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the applicable vesting date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 22. Non-U.S. Participants. The following provisions will apply to you if you reside or work outside of the United States. For the avoidance of doubt, if you reside or work in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.

(a) Termination of Employment. Unless otherwise provided in Section 4, your employment relationship will be considered terminated as of the date you are no longer actively providing services to the Company (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and such date will not be extended by any notice period (i.e., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

(b) Tax and Other Withholding Obligations. You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

In the event that withholding in and/or tendering Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the PSUs, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent.

Finally, you agree to pay to the Company, including through withholding from your wages or other cash compensation paid to you by MSCI and/or your employer, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. MSCI may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(c) Nature of Grant. In accepting the PSUs, you acknowledge, understand and agree that:

(i) the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;

(ii) this PSU award is not an employment or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued employment with the Company or interfere with the ability of the Company to terminate your employment or service relationship (if any);

(iii) this award, and all other awards of PSUs and other equity-based awards, are exceptional, discretionary, voluntary and occasional. This award does not confer on you any contractual or other right or entitlement to receive another award of PSUs, any other equity-based award or benefits in lieu of PSUs at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(iv) MSCI has made this award to you in its sole discretion. All decisions with respect to future PSU or other grants, if any, will be at the sole discretion of MSCI;

(v) you are voluntarily participating in the Plan;

(vi) the grant of PSUs and the Shares subject to the PSUs are not intended to replace any pension rights or compensation;

(vii) this award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, or any Subsidiary;

(viii) unless otherwise agreed with MSCI, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;

(ix) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(x) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and

(xi) you acknowledge and agree that the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the PSU or of any amounts due to you pursuant to the settlement of the PSU or the subsequent sale of any Shares acquired upon settlement.

(d) Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other PSU grant materials by and among, as applicable, MSCI and any Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in MSCI, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to E*Trade Financial Corporate Services, Inc., or such other stock plan service provider as may be selected by MSCI in the future, which is assisting MSCI with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize MSCI, E*Trade Financial Corporate Services, Inc., and any other possible recipients which may assist MSCI (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing your consent is that MSCI would not be able to grant you PSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

(e) Language. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f) Electronic Delivery and Acceptance. MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.

(g) Exhibit C. Notwithstanding any provisions in this Award Agreement, the PSUs shall be subject to any special terms and conditions set forth in Exhibit C to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit C, the special terms and conditions for such country will apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit C constitutes part of this Award Agreement.

(h) Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country).

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that you are responsible for ensuring compliance with any applicable restrictions, and you should consult your personal legal advisor on this matter.

Section 23. Defined Terms. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

A “Cancellation Event” will be deemed to have occurred under any one of the following circumstances:

(a) misuse of Confidential Information (as defined in Exhibit B to this Award Agreement) or failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Confidential Information;

(b) termination from the Company for Cause (or a later determination that you could have been terminated for Cause; provided that such determination is made within six months of termination); or

(c) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

“Cause” means:

(a) any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within 30 days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;

(b) your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not successfully refuted by you within 30 days after written notification thereof to you by the Company;

(c) your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company conducts business; or

(d) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

“Committee” has the meaning ascribed to such term in the Plan; provided, however, that, for purposes of administering Section 4 with respect to awards granted to participants who are not officers or directors of the Company subject to Section 18(b) of the Exchange Act, the Committee may delegate its authority to the Company’s Chief Executive Officer, Chief Human Resources Officer or Head of Compensation and Benefits.

“Disability” means (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

[“Full Career Retirement” means a termination of employment with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods) or (y) due to (A) your death or Disability or (B) an involuntary termination of your employment by the Company without Cause).]

[“Full Career Retirement” means a termination of employment with the Company (other than (x) under circumstances involving any Cancellation Event (other than the required notice periods) or (y) due to (A) your death or Disability or (B) an involuntary termination of your employment by the Company without Cause) on or after the date that you attain the age of 55 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable). For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary or affiliate of MSCI and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.]

“Good Reason” means:

(a) any material diminution in your title, status, position, the scope of your assigned duties, responsibilities or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);

(b) any reduction in your Total Reward that was in existence prior to a Change in Control (for purposes of this clause (b), Total Reward is comprised of your annual base salary, your annual bonus and the grant date fair value of your equity-based incentive compensation awards for the year prior to the year in which your termination of employment occurs);

(c) a relocation of more than 25 miles from the location of your principal job location or office prior to a Change in Control; or

(d) any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company;

provided, that you provide the Company with written notice of your intent to terminate your employment for Good Reason within 90 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide the Company with at least 30 days following receipt of such notice to remedy such circumstances.

“Governmental Employer” means a federal governmental or executive branch department or agency.

“Governmental Service Termination” means the termination of your employment with the Company as a result of your accepting employment at a Governmental Employer and you provide MSCI with satisfactory evidence demonstrating that, as a result of such new employment, the divestiture of your continued interest in MSCI equity awards or continued ownership in MSCI common stock is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Notice Requirements” means prior written notice to MSCI of at least:

(a) 180 days if you are a member of the MSCI Executive Committee (or a successor or equivalent committee) at the time of notice of resignation; or

(b) 90 days if you are a Managing Director of the Company (or equivalent title) at the time of notice of resignation.

For the avoidance of doubt, employees working or residing outside of the United States may be subject to notice periods mandated under local labor or regulatory requirements which may differ from the Notice Requirements set forth above.

“Section 409A” means Section 409A of the Code.

APPENDIX 1

[PERFORMANCE METRICS]

APPENDIX 1-1

APPENDIX 2

Designation of Beneficiary(ies) Under

MSCI Inc. 2016 Omnibus Incentive Plan

This Designation of Beneficiary(ies) shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary(ies) supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage
(1)
(2)

Address(es) of Beneficiary(ies):

(1)
(2)

Contingent Beneficiary(ies)

Please also indicate any contingent beneficiary(ies) and to which beneficiary(ies) above such interest relates.

	Beneficiary(ies) Name(s)	Relationship	Nature of Contingency
(1)
(2)

Address(es) of Contingent Beneficiary(ies):

(1)
(2)

Name: (please print)	Date:

Signature

Please complete and file this form with your personal tax or estate planning representative.

APPENDIX 2-1

EXHIBIT B

RESTRICTIVE COVENANTS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Agreement.

Section 1. Confidential Information; Assignment of Inventions. (a) During your employment or service with the Company and at all times thereafter, you agree to keep secret and retain in strictest confidence and trust for the sole benefit of the Company, and shall not disclose, directly or indirectly, or use for your benefit or the benefit of others, without the prior written consent of the Company, any Confidential Information. For purposes of this Exhibit B and the Award Agreement, “Confidential Information” shall mean all proprietary or confidential matters or trade secrets of, and confidential and competitively valuable information concerning, the Company (whether or not such information is in written form). Without limiting the generality of the foregoing, Confidential Information shall include: information concerning organization and operations, business and affairs; formulae, processes, technical data; “know-how”; flow charts; computer programs and computer software; access codes or other systems of information; algorithms; technology and business processes; business, product or marketing plans or strategies; sales and other forecasts; financial information or financing/financial projections; lists of clients or customers or potential clients or customers; details of client or consultant contracts; supplier or vendor lists or arrangements; business acquisition or disposition plans; employee information, new personnel acquisition plans and information relating to compensation and benefits; budget information and procedures; research products; research and development; all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present or planned future activities or products or services; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided, however, that the Confidential Information shall in no event include (x) any Confidential Information which was generally available to the public at the time of disclosure by you or (y) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or under any other confidentiality agreement you have entered into with the Company, if any. In the event of a termination of your employment or service with the Company for any reason, you shall deliver to MSCI all documents and data pertaining to the Confidential Information and shall not take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained in this Section 1 of this Exhibit B shall prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protections of applicable law and/or participating in a governmental investigation, in the event that you are legally compelled to disclose any of the Confidential Information, you shall provide MSCI with prompt written notice so that MSCI, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this

Section 1 of this Exhibit B. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Section 1, you shall furnish only that portion of the Confidential Information that you in good faith believe is legally required to be disclosed. In addition to the foregoing, and subject to the second preceding sentence, you hereby agree to comply with the requirements of any and all agreements that you have entered into, or may in the future enter into, with the Company with respect to the use or disclosure of confidential or proprietary information of the Company.

(b) All rights to discoveries, inventions, improvements and innovations, copyright and copyrightable materials (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark or reduced to writing, that you may discover, invent or originate during your employment or service with the Company or any predecessor entity, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (collectively, “Inventions”), shall be the exclusive property of the Company, and you hereby irrevocably assign all right, title and interest in and to all Inventions to the Company. You shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents that the Company may deem necessary to protect or perfect the rights of the Company therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

Section 2. Non-Compete. During your employment or service with the Company and for a period of one year following the termination of your employment or service with the Company for any reason (the “Non-Compete Restricted Period”), you shall not, without the consent of the Company, directly or indirectly, provide services to, accept employment with, be a consultant or advisor to, form, lend financial support to, own any interest in (other than shares of a publicly traded company that represent less than 1% of the outstanding shares) or otherwise enter into any arrangement with, or engage in any activity for or on behalf of, any person, entity or business in competition with the MSCI Business (the “Competing Business”); provided, however, that the foregoing will not prohibit you from accepting or beginning employment with any company that, as part of its overall business model, engages in one or more of the Competing Businesses, provided that you (x) do not directly provide assistance to any of the Competing Businesses in the form of day-to-day responsibility for any aspect of the operation, supervision, compliance or regulation of any of the Competing Businesses or (y) provide only administrative, non-operational assistance to any such Competing Business and it is an immaterial part of such company’s overall business. For purposes of this Exhibit B and the Award Agreement, “MSCI Business” means any business engaged in, contemplated or actively planned by the Company as of the date of your termination of employment that you were actively providing services to such line of business during your employment with MSCI.

Section 3. Non-Solicit and No-Hire. During your employment or service with the Company and for a period of two years following the termination of your employment or service with the Company for any reason (the “Non-Solicit Restricted Period”), you shall not, directly or indirectly, (a) solicit or encourage any employee of the Company to terminate his or her employment with the Company, (b) hire any employee of the Company prior to the date on which such person has not been employed by the Company or any of its Subsidiaries for a period of at least one year or (c) induce or attempt to induce any customer, client, supplier, vendor, licensee or other business relationship of the Company to cease doing or reduce their business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee or other business relationship of the Company.

Section 4. Non-Disparagement. At all times during your employment or service with the Company and after termination of your employment or service with the Company for any reason, you will not knowingly make any statement, written or oral, that would disparage the business or reputation of the Company or its officers, managers, directors or employees. It will not be a violation of this Section 4 for you to make truthful statements, under oath, as required by law, to a governmental entity or law enforcement agency or as part of a litigation or administrative agency proceeding.

Section 5. Certain Remedies. You acknowledges that the terms of this Exhibit B are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and the unfair advantage that your knowledge and expertise concerning the business of the Company would afford a competitor of the Company and are not more restrictive than necessary to protect the legitimate interests of the Company. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Exhibit B or the Award Agreement is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit B and the Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. You acknowledge that the Company and its shareholders would be irreparably harmed by any breach of this Exhibit B and that there would be no adequate remedy at law or in damages to compensate the Company and its shareholders for any such breach. You agree that MSCI shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by you of your obligations in this Exhibit B in addition to any other remedy to which the Company is entitled at law or in equity, and you consent to the entry thereof. You agree that the Non-Compete Restricted Period and the Non-Solicit Restricted Period, as applicable, shall be extended by any and all periods during which you are in breach of this Exhibit B

EXHIBIT C

[COUNTRY-SPECIFIC TERMS AND CONDITIONS]

C-1